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                                                                       EXHIBIT B

                      STARRETT CORPORATION AND SUBSIDIARIES
                EXHIBIT SETTING FORTH THE COMPUTATION OF PRIMARY
                         EARNINGS PER SHARE INFORMATION
                     (In Thousands Except Per Share Amounts)

                                                                                 THREE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                               ----------------------
                                                                                1995            1994
                                                                               ------          ------
Weighted average number of shares outstanding
 during the period  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,261           6,261
                                                                               ======          ======
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,796          $1,488
                                                                               ======          ======
Primary earnings per share:
    Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  .28          $  .23
                                                                               ======          ======


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